Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Pinnacle West Capital Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Other(1)	3,082,390(2)(3)	$76.18(4)	$234,816,470.20(4)	$110.20 per $1,000,000	$25,876.78
Total Offering Amounts					$234,816,470.20		$25,876.78
Total Fee Offsets							—
Net Fee Due							$25,876.78

(1)Rules 457(c) and 457(h).
(2)Represents shares of the registrant’s common stock, no par value (the “Common Stock”), reserved for issuance under the Pinnacle West Capital Corporation 2021 Long-Term Incentive Plan, as amended (the “Plan”).
(3)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that may become issuable under the Plan, in the event of certain changes in the outstanding shares of Common Stock, including stock splits, stock dividends, or other similar transactions.
(4)Estimated solely for the purpose of determining the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low prices of the Company’s Common Stock as reported on the New York Stock Exchange on May 25, 2023, which is a date within five business days prior to filing.